SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 1, 2002

Vision-Sciences, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-20970 (Commission File Number)	13-3430173 (I.R.S. Employer Identification No.)
9 Strathmore Road, Natick, Massachusetts	01760

(Address of Principal Executive Offices)	(Zip Code)

(508) 650-9971

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 4. Changes In Registrant's Certifying Accountant

        Upon the recommendation of the Audit Committee of Vision-Sciences, Inc. (the "Company"), on July 1, 2002, the Board of Directors of the Company decided to change the principal accountants for the Company from Arthur Andersen LLP ("Arthur Andersen") to BDO Seidman, LLP ("BDO Seidman"), subject to client acceptance procedures of BDO Seidman.

        During the Company's two most recently completed fiscal years and the subsequent interim period preceding the decision to change principal accountants, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make reference to the subject matter of the disagreement in connection with its report. Arthur Andersen's reports on the Company's financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's two most recently completed fiscal years and the subsequent interim period preceding the decision to change principal accountants, there were no reportable events as defined in Regulation S-K Item 304(a)(1)(v).

        The Company requested Arthur Andersen to furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of that letter dated July 8, 2002 is filed as Exhibit 16.1 to this Form 8-K.

        The Company expects to engage BDO Seidman as the Company's principal accountants effective in July 2002, subject to client acceptance procedures of BDO Seidman. During the Company's two most recent fiscal years and the subsequent interim period prior to engaging BDO Seidman, neither the Company nor anyone on its behalf consulted with BDO Seidman regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company by BDO Seidman that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISION-SCIENCES, INC.
Date: July 8, 2002	By:	/s/ JAMES A. TRACY James A. Tracy Vice President Finance and Chief Financial Officer

Exhibit Index

No.	Description
16.1	Letter to the Registrant from Arthur Andersen LLP dated July 8, 2002 regarding change in Certifying Accountant